UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2019

SEACHANGE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-21393	04-3197974
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Nagog Park, Acton, MA	01720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (978) 897-0100

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

SeaChange International, Inc. (“SeaChange”) has entered into a Cooperation Agreement, effective as of February 28, 2019 (the “Cooperation Agreement”), with TAR Holdings LLC and Karen Singer (collectively, “TAR Holdings”). As of the date of the Cooperation Agreement, TAR Holdings beneficially owned 7,352,526 shares, or approximately 20.6%, of the outstanding shares of common stock, par value $0.01 per share, of SeaChange (the “Common Stock”). Pursuant to the Cooperation Agreement, SeaChange agreed to take all necessary actions to: (i) set the size of the Board of Directors of SeaChange (the “Board”) at eight members, (ii) appoint Robert M. Pons to the Board as a Class II director with a term to expire at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”) and (iii) appoint Jeffrey M. Tuder to the Board as a Class III director with a term to expire at the 2020 annual meeting of stockholders (the “2020 Annual Meeting”).

So long as TAR Holdings continues to beneficially own at least 8.0% of the Common Stock, as adjusted for actions by SeaChange that increase the number of outstanding shares of Common Stock (the “Eight Percent Ownership Condition”), SeaChange agreed that the Board will not increase the size of the Board to more than eight members during the Standstill Period (as defined below) without the prior written consent of TAR Holdings.

So long as TAR Holdings has not been found to have materially breached its obligations pursuant to the Cooperation Agreement (subject to a 10-day cure period) and continues to beneficially own at least 5.0% of the Common Stock, as adjusted for actions by SeaChange that increase the number of outstanding shares of Common Stock (the “Five Percent Ownership Condition”), SeaChange agreed that the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to nominate, recommend support and solicit proxies for Mr. Pons for election at the 2019 Annual Meeting for a term expiring at the 2022 annual meeting of stockholders in the same manner as SeaChange recommends, supports and solicits proxies for the election of each other Class II nominee recommended for election by the Board at the 2019 Annual Meeting.

So long as TAR Holdings has not been found to have materially breached its obligations pursuant to the Cooperation Agreement (subject to a 10-day cure period), during the Standstill Period, TAR Holdings has the right to recommend replacement directors (each, a “Replacement Director”) for appointment to the Board, subject to approval of the Corporate Governance and Nominating Committee and the Board, to replace: (1) each of Messrs. Pons and Tuder (collectively, the “New Directors”) and their respective Replacement Directors, in the event the New Directors or any of their respective Replacement Directors are unable to serve as directors, resign as directors or are removed as directors provided that the Eight Percent Ownership Condition has been satisfied, and (2) only one of the New Directors or one of their respective Replacement Directors, in the event that one or more New Directors or any of their respective Replacement Directors are unable to serve as directors, resign as directors or are removed as directors provided that the Five Percent Ownership Condition has been satisfied but the Eight Percent Ownership Condition has not been satisfied. If TAR Holdings ceases to satisfy the Five Percent Ownership Condition, TAR Holdings’ right to recommend the appointment of any Replacement Director terminates.

SeaChange agreed to take all necessary actions to appoint each of the New Directors as a member of at least one committee of the Board. During the Standstill Period, SeaChange agreed that each committee and subcommittee of the Board will include at least one New Director in accordance with the listing standards of the Nasdaq Stock Market LLC.

If both New Directors (or their respective Replacement Directors) are serving on the Board and TAR Holdings ceases to satisfy the Eight Percent Ownership Condition, one New Director (or Replacement Director), as chosen by TAR Holdings in its sole discretion, will resign from the Board. If, at any time, either (i) TAR Holdings ceases to satisfy the Five Percent Ownership Condition or (ii) TAR Holdings has been found to have materially breached its obligations pursuant to the Cooperation Agreement (subject to a 10-day cure period), each New Director and each Replacement Director will resign from the Board.

The Cooperation Agreement further provides that, during the Standstill Period, TAR Holdings will appear in person or by proxy at any meeting of SeaChange’s stockholders and vote all of its shares in favor of any proposal supported by a majority of the Board. However, if the recommendation of Institutional Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co. (“Glass Lewis”) differs from the Board’s recommendation with respect to any matter (other than nominees for election as directors to the Board), TAR Holdings shall have the right to vote in accordance with the recommendation of either ISS or Glass Lewis with respect to such matters. In addition, TAR Holdings shall have the right to vote in its sole discretion with respect to any matter relating to an Extraordinary Transaction (as defined in the Cooperation Agreement). TAR Holdings agreed to continue to hold its shares of Common Stock through the 2019 Annual Meeting.

The terms of the Cooperation Agreement provide that TAR Holdings is subject to customary standstill obligations until the tenth (10th) business day prior to the last day of the time period for stockholders to deliver notice to SeaChange of director nominations to be brought before the 2020 Annual Meeting (as set forth in the advance-notice provisions of SeaChange’s Amended and Restated By-laws (the “By-laws”)) (the “Standstill Period”).

Each of SeaChange and TAR Holdings also agreed to customary mutual non-disparagement obligations. SeaChange also agreed to reimburse TAR Holdings’ reasonable, documented out-of-pocket fees and expenses of its outside legal counsel incurred in connection with the matters related to the Cooperation Agreement in an amount not to exceed $100,000 in the aggregate.

The Cooperation Agreement automatically terminates if TAR Holdings ceases to satisfy the Five Percent Ownership Condition.

A copy of the Cooperation Agreement is included as Exhibit 10.1. The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text of the Cooperation Agreement, which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

The information set forth under Item 1.01 above of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Upon recommendation of the Corporate Governance and Nominating Committee and as contemplated by the Cooperation Agreement, the Board appointed Mr. Pons as a Class II director of SeaChange with a term to expire at the 2019 Annual Meeting and Mr. Tuder as a Class III director of SeaChange with a term to expire at the 2020 Annual Meeting.

Mr. Pons, 62 years old, has served as President and CEO of Spartan Advisors Inc. since 2011. From May 2014 until January 2017, he was Executive Vice President of Business Development and from September 2011 until June 2016 he was on the board of directors, of HC2 Holdings, Inc. (f/k/a PTGi Holding Inc.) (NYSE: HCHC). From February 2011 to April 2014, he was Chairman of Live Micro Systems, Inc. (OTCMKTS: LMSC) (f/k/a Livewire Mobile Inc.). From January 2008 until February 2011, Mr. Pons was Senior Vice President of TMNG Global (OTC: CRTN) (n/k/a Cartesian, Inc.). Prior to that, Mr. Pons served as President and Chief Executive Officer of Uphonia, Inc. (f/k/a SmartSery Online, Inc.) from January 2003 until April 2007. From March 1999 to August 2003, he was President of FreedomPay, Inc. During the period from January 1994 to March 1999, Mr. Pons was President of Lifesafety Solutions, Inc. Mr. Pons has served on the board of directors of Inseego Corp. (NASDAQ: INSG) (f/k/a Novatel Wireless, Inc.) since October 2014 and on the board of directors of Alaska Communications Inc. (NASDAQ: ALSK) since May 2018. Mr. Pons previously served on the board of directors of MRV Communications, Inc. (formerly NASDAQ: MRVC), from 2012 until its acquisition by ADVA Optical Networking (FSE: ADV) in August 2017, CCUR Holdings, Inc. (OTCQB: CCUR) from 2012 until December 2017, DragonWave Inc. (formerly PINX: DRWIQ) from June 2014 until April 2015, Network-1 Technologies, Inc. (AMEX: NTIP) from 2003 until 2012, Arbinet Corporation (NASDAQ:ARBX) from 2009 until 2011 and Proxim Wireless Corporation (formerly PINX: PRXM) from 2011 to 2012. Mr. Pons received a B.A. degree with honors from Rowan University.

Mr. Tuder, 45 years old, has served as Managing Member of Tremson Capital Management, LLC since 2015. Mr. Tuder is also a Partner at Ambina Partners. Mr. Tuder served as the Director of Research for KSA Capital

Management, LLC from 2012 until 2015. In 2011, Mr. Tuder served as a Senior Analyst at JHL Capital Group, LLC. From 2007 to 2010, Mr. Tuder was a Managing Director, Special Situations of CapitalSource Finance, LLC (NYSE: CSE). Mr. Tuder was a member of the private equity investment team at Fortress Investment Group, LLC (NYSE: FIG) from 2005-2007. Mr. Tuder began his career in various investment capacities at CapitalSource, and Nassau Capital and ABS Capital Partners. Since June 2017, Mr. Tuder has served as a director of Inseego Corp. (NASDAQ: INSG) and is a board observer and advisory board member for various private companies. Mr. Tuder holds a B.A. degree in English Literature from Yale University.

As non-employee directors, Messrs. Pons and Tuder are entitled to compensation pursuant to SeaChange’s director compensation policies. In accordance with such policies, Messrs. Pons and Tuder will receive deferred or restricted stock units for shares of Common Stock valued at $100,000, which will vest in equal annual installments over the three (3) years following February 28, 2019 subject to acceleration in the event of a change in control of SeaChange, and an award of deferred or restricted stock units for shares of Common Stock valued at $50,000, which will vest on the earlier of the 2019 Annual Meeting and July 12, 2019, subject to acceleration in the event of a change in control of SeaChange.

In connection with their respective appointments to the Board, Messrs. Pons and Tuder will enter into Indemnification Agreements with SeaChange, to be effective as of February 28, 2019, the terms of which are substantially similar to those agreements previously entered into by SeaChange with its other non-employee directors, the form of which has previously been filed as Exhibit 10.15 to SeaChange’s Annual Report on Form 10-K filed on April 10, 2013 (File No. 000-21393).

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The disclosure under Item 8.01 of this Current Report on Form 8-K is incorporated by reference.

Item 8.01	Other Events.

On February 28, 2019, the Board determined to extend the deadline pursuant to the By-laws for stockholders to nominate directors to the Board and propose other business for consideration at the 2019 Annual Meeting from March 1, 2019 to March 6, 2019 in order to facilitate ongoing conversations with SeaChange’s significant stockholders. Any director nominations or proposal for other business received by SeaChange on or prior to 5:30 p.m. ET on March 6, 2019 and otherwise complying with the By-laws may be submitted to stockholders at the 2019 Annual Meeting.

A copy of the press release issued by SeaChange on March 1, 2019 announcing the execution of the Cooperation Agreement and the appointment of Messrs. Pons and Tuder to the Board is included with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Cooperation Agreement, effective as of February 28, 2019, between SeaChange International, Inc., TAR Holdings LLC and Karen Singer.

99.1	Press release issued by SeaChange International, Inc., dated March 1, 2019.

Important Additional Information and Where to Find It

SeaChange, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2019 Annual Meeting. SeaChange plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2019 Annual Meeting (the “2019 Proxy Statement”), together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE 2019 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT SEACHANGE WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent (1%) of SeaChange’s outstanding shares of common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2019 Proxy Statement and other materials to be filed with the SEC in connection with the 2019 Annual Meeting. Information relating to the foregoing can also be found in SeaChange’s definitive proxy statement for its 2018 annual meeting of stockholders (the “2018 Proxy Statement”), filed with the SEC on May 25, 2018. To the extent holdings of SeaChange’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2018 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2019 Proxy Statement (including the WHITE proxy card), any amendments or supplements thereto and any other documents when filed by SeaChange with the SEC in connection with the 2019 Annual Meeting at the SEC’s website (http://www.sec.gov), at SeaChange’s website (http://www.seachange.com) or by contacting SeaChange at 50 Nagog Park, Acton, MA 01720, Attention: General Counsel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ William Markey
William Markey
Chairman

Dated: March 1, 2019